Exhibit 99

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES COMPLETION OF

$200 MILLION PRIVATE PLACEMENT DEBT TRANSACTION

ITASCA, IL., June 17, 2013 — Arthur J. Gallagher & Co. (NYSE: AJG) today announced that the company has completed a private placement of $200 million of senior unsecured Series G notes bearing interest at 3.69% due in 2022. The company intends to use the net proceeds of the debt transaction to fund acquisitions and for general corporate purposes.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 19 countries and offers client service capabilities in over 140 countries around the world through a network of correspondent brokers and consultants.

CONTACT: Marsha Akin

Director – Investor Relations

630-285-3501/ marsha_akin@ajg.com

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